                                                                   EXHIBIT 10.7



                               OPERATING AGREEMENT

                                       OF

                             WEBMD INTERNATIONAL LLC




                                January 26, 2000



THE OWNERSHIP INTERESTS IN THIS LIMITED LIABILITY COMPANY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR STATE SECURITIES AUTHORITIES AND MAY NOT BE SOLD OR REGISTERED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED. THE SALE OR OTHER TRANSFER OF THE OWNERSHIP INTERESTS IS ALSO RESTRICTED BY PROVISIONS OF THIS AGREEMENT AND RELATED AGREEMENTS.

                                TABLE OF CONTENTS

                                                                                                 PAGE

ARTICLE I DEFINITIONS..............................................................................1

ARTICLE II FORMATION...............................................................................8
   2.1         Formation...........................................................................8
   2.2         Name................................................................................8
   2.3         Office and Agent....................................................................8
   2.4         Purposes............................................................................8
   2.5         Powers..............................................................................9
   2.6         Ownership of Property...............................................................9
   2.7         Qualification in Other Jurisdictions................................................9

ARTICLE III CAPITAL................................................................................9
   3.1         Initial Capital Contributions.......................................................9
   3.2         Percentage Interests...............................................................10
   3.3         Additional Capital Contributions...................................................10
   3.4         Dilution...........................................................................11
   3.5         Capital Accounts...................................................................12
   3.6         Allocation of Items of Company Income, Gain, Loss, Deduction and Credit............13
   3.7         Distributions......................................................................16
   3.8         Withholding........................................................................16
   3.9         Distribution Limitation............................................................16
   3.10        Company Funds......................................................................17
   3.11        Capital Contribution...............................................................17

ARTICLE IV MANAGEMENT.............................................................................17
   4.1         Management of the Company's Business...............................................17
   4.2         Board..............................................................................17
   4.3         Officers...........................................................................18
   4.4         Actions Requiring a Super Majority Vote............................................18
   4.5         Budgets and Business Plan..........................................................21
   4.6         Indemnification....................................................................21

ARTICLE V LIABILITY OF A MEMBER...................................................................23
   5.1         Limited Liability..................................................................23
   5.2         Capital Contribution...............................................................23
   5.3         Reliance...........................................................................23

ARTICLE VI REPRESENTATIONS AND WARRANTIES.........................................................23
   6.1         Due Incorporation; Authorization...................................................23
   6.2         No Conflict........................................................................23
   6.3         No Conflict; No Default............................................................24
   6.4         Unregistered Interests.............................................................24

ARTICLE VII BOOKS AND RECORDS; REPORTS TO MEMBERS.................................................24

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
   7.1         Books and Records..................................................................24
   7.2         Financial Reports..................................................................25
   7.3         Tax Returns and Information........................................................26

ARTICLE VIII TRANSFERS, ADMISSIONS, WITHDRAWALS...................................................26
   8.1         Transfer...........................................................................26
   8.2         Corporate Conversion...............................................................27
   8.4         Issuance of Additional Interests...................................................28
   8.5         Admission as a Member..............................................................29
   8.6         No Right to Withdraw...............................................................29

ARTICLE IX DISSOLUTION AND LIQUIDATION............................................................29
   9.1         Dissolution........................................................................29
   9.2         Exclusive Means of Dissolution.....................................................29
   9.3         Liquidation........................................................................29
   9.4         Priority of Payment................................................................29
   9.5         Liquidating Distributions..........................................................30
   9.6         No Restoration Obligation..........................................................30
   9.7         Timing.............................................................................30
   9.8         Liquidating Reports................................................................31
   9.9         Certificate of Cancellation........................................................31

ARTICLE X ADDITIONAL AGREEMENTS...................................................................31
   10.1        Provision of Services..............................................................31

ARTICLE XI MISCELLANEOUS..........................................................................33
   11.1        Waiver of Partition................................................................33
   11.2        Modification; Waivers..............................................................33
   11.3        Entire Agreement...................................................................33
   11.4        Severability.......................................................................33
   11.5        Notices............................................................................33
   11.6        Successors and Assigns.............................................................34
   11.7        Counterparts.......................................................................35
   11.8        Headings; Cross-references.........................................................35
   11.9        Construction.......................................................................35
   11.10       Property Rights; Confidentiality...................................................35
   11.11       Further Actions....................................................................36
   11.12       Governing Law; Forum...............................................................36
   11.13       Expenses of the Parties............................................................36

                               OPERATING AGREEMENT

                                       OF

                             WEBMD INTERNATIONAL LLC

         THIS OPERATING AGREEMENT is made as of the 26th day of January 2000, by and between HW International Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Healtheon/WebMD Corporation ("Healtheon/Web MD") (together with any of its Affiliate Transferees as hereinafter defined, the "Healtheon Member"), IJV Holdings Inc., a Delaware corporation and wholly-owned subsidiary of Fox Entertainment Group, Inc., a Delaware corporation (together with any of its Affiliate Transferees as hereinafter defined, the "News Member," and together with the Healtheon Member, the "Members").


                                   WITNESSETH:


         In consideration of the mutual promises and covenants contained in this Agreement, and intending to be legally bound, the Members hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement, the following terms have the meanings assigned to them in this Article I (except as otherwise expressly provided) and include the plural as well as the singular (and vice versa). All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.

         "Act" shall mean the Delaware Limited Liability Company Act, as amended.

         "Additional Capital Contribution" shall have the meaning set forth in
Section 3.3(a) hereof.

         "Additional Capital Notice" shall have the meaning set forth in Section 3.3(a) hereof.

         "Adjusted Capital Account Deficit" shall mean the deficit balance (if any) in such Member's Capital Account as of the end of any Fiscal Year, after
(a) crediting to such Capital Account any amount which such Member is obligated to restore pursuant to this Agreement or is deemed obligated to restore pursuant to the minimum gain chargeback provisions of the Section 704(b) Treasury Regulations, and (b) charging to such Capital Account any adjustments, allocations or distributions described in the qualified income offset provisions of the Section 704(b) Treasury Regulations which are required to be charged to such Capital Account pursuant to this Agreement.

         "Affiliate" shall mean with respect to any Person, any Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

         "Agreement" shall mean this Operating Agreement, also known as a "limited liability company agreement" under the Act, as amended from time to time.

         "Annual Budget" shall mean, as at any time, the Company's then effective annual operating and capital budget approved or in effect pursuant to
Section 4.4(p) hereof.

         "Available Cash" shall mean for any Fiscal Year or other period, the positive amount, if any, obtained by calculating net income (or loss) of the Company determined in accordance with GAAP for such period, adjusted, without duplication, by (x) adding depreciation, amortization and other non-cash charges to the extent deducted in determining net income and (y) deducting (i) the current portion of indebtedness of the Company, (ii) prepaid expenses and other cash expenditures to the extent not deducted in determining net income or loss and (iii) reasonable reserves for working capital and contingent liabilities as determined by the Members.

         "Board" shall have the meaning set forth in Section 4.2 hereof.

         "Business" shall mean the business of the Company as set forth in
Section 2.4 hereof.

         "Business Day" shall mean each Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in New York City are authorized or obligated by law to close.

         "Business Plan" shall mean the business plan most recently approved by the Members pursuant to Section 4.4 hereof.

         "Capital Account" shall have the meaning set forth in Section 3.5(a) hereof.

         "Capital Call" shall have the meaning set forth in Section 3.3(a) hereof.

         "Capital Contribution" shall mean the amount which a Member shall contribute to the capital of the Company as provided in Article III hereof.

         "Certificate" shall mean the certificate of formation of the Company, as amended from time to time.

         "Code" shall mean the United States Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes.

         "Common Stock" shall mean the common stock, par value $0.0001 per share, of Healtheon/WebMD and any and all shares of capital stock or other equity securities of: (i)

Healtheon/WebMD which are added to or exchanged or substituted for the Common Stock by reason of the declaration of any stock dividend or stock split, the issuance of any distribution or the reclassification, readjustment, recapitalization or other such modification of the capital structure of Healtheon/WebMD; and (ii) any other corporation, now or hereafter organized under the laws of any state or other governmental authority, with which Healtheon/WebMD is merged, which results from any consolidation or reorganization to which Healtheon/WebMD is a party, or to which is sold all or substantially all of the shares or assets of Healtheon/WebMD, if immediately after such merger, consolidation, reorganization or sale, Healtheon/WebMD or any stockholders of Healtheon/WebMD own equity securities having in the aggregate more than fifty percent (50%) of the total voting power of such other corporation.

         "Company" shall mean the limited liability company formed pursuant to the Certificate and governed by this Agreement and the Act.

         "Company Minimum Gain" shall mean the amount determined in accordance with the principles of Treasury Regulations Section 1.704-2(d).

         "Company Property" shall have the meaning set forth in Section 2.6 hereof.

         "Contribution Date" shall have the meaning set forth in Section 3.3(a) hereof.

         "Control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Corporate Conversion" shall mean any merger, consolidation, conversion by filing, assignment of assets, or similar transaction or series of transactions resulting in a corporation substantially all of the assets of which consist of substantially all of the assets that were held directly or indirectly by the Company immediately prior to such transaction and substantially all the capital stock of which corporation is held by Persons who were either (i) Members immediately prior to such transaction or (ii) the owners of a Member the sole or principal asset of which Member was an Interest in the Company.

         "Damages" shall have the meaning set forth in Section 4.6(a) hereof.

         "Default Loan" shall have the meaning set forth in Section 3.3(b) hereof.

         "Defaulting Member" shall have the meaning set forth in Section 3.3(b) hereof.

         "Depreciation" shall mean, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period, except that if the Gross Asset Value of any asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Member.

         "Dissolution" shall mean the happening of any of the events described in 9.1.

         "Economic Risk of Loss" shall have the meaning set forth in Sections 1.704-2(b)(4) and 1.752-2 of the Treasury Regulations.

         "Effective Date" shall mean the date hereof, unless the parties otherwise mutually agree in writing that some other date shall be the Effective Date.

         "Fair Market Value" shall mean, for purposes of this Agreement, the cash price at which a willing seller would sell, and a willing buyer would buy, the property in question, both having full knowledge of the relevant facts and being under no compulsion to buy or sell, in an arm's length transaction without time constraints. Fair Market Value may be determined by mutual agreement of the Members. If the Members are unable to agree on a Fair Market Value within 15 days of the date on which a determination of Fair Market Value is required, or if they determine that an appraisal should be used to determine Fair Market Value, then each of the Members will cause the Fair Market Value as of the most recent month end (or as of such other date as may be expressly provided herein) to be determined by a qualified appraiser in accordance with the following procedure. The Members shall, within 10 days of the date that an appraiser is required, seek to select a mutually agreeable appraiser. If the Members are unable to agree on a single qualified appraiser within 10 days, each Member will have 10 additional days to select one appraiser internationally recognized in valuing items of the kind required to be valued. Any Member not appointing an appraiser pursuant to the preceding sentence within the allotted time shall have no right to select an appraiser thereafter but shall be bound by the procedure set forth herein using values determined by appraisers selected by the other Member or Members, as applicable. The appointed appraiser, or appraisers, as the case may be, will determine the Fair Market Value. The Members will use their reasonable best efforts to cause such appraiser or appraisers to submit to them written reports indicating the determination of Fair Market Value within 30 days after the date such appraiser is selected. If there is more than one appointed appraiser, and the highest of the appraisals is not more than 110% of the lowest appraisal, the average of the two will be the Fair Market Value. If the highest of the appraisals is more than 110% of the lowest appraisal, the Members will immediately notify the appraisers and cause them to appoint another similarly qualified appraiser within 10 days after such notice. The Members will use their reasonable best efforts to cause such appraiser (who will not be apprised of the determination of the other appraisers) to submit a written report to each of them indicating such appraiser's determination of Fair Market Value within 30 days after the date such appraiser is selected. If three appraisals are necessary, then the average of the two appraisals in which the determinations of Fair Market Value are closest together will be the Fair Market Value or, if the highest and lowest are equidistant from the middle determination, then the middle determination will be the Fair Market Value. A determination of Fair Market Value as provided herein will be final, binding and nonappealable. Each Member will pay one half of the fees and costs of any appraiser involved in a determination of Fair Market Value required by this Agreement.

         "Fiscal Year" shall mean the twelve-month period ending December 31 of each year, or such other fiscal year as the Members may designate.

         "GAAP" shall mean generally accepted accounting principles as in effect in the United States from time to time and consistently applied, with such exceptions thereto or deviations therefrom, if any, as the Members may approve.

         "Gross Asset Value" shall mean, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                  (a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the Fair Market Value of such asset;

                  (b) the Gross Asset Value of all Company assets shall be adjusted to equal their respective Fair Market Value (taking Section 7701(g) of the Code into account), as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company Property as consideration for an interest in the Company, in the case of either (i) or (ii), if the Members reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company and (iii) the liquidation of a Member's interest in the Company or the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations;

                  (c) the Gross Asset Value of any Company asset distributed to any Member shall be the Fair Market Value (taking Section 7701(g) of the Code into account) of such asset on the date of distribution;

                  (d) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 732(d), 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-l(b)(2)(iv)(m) of the Treasury Regulations and Section 3.6 hereof, provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the Members determine that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

                  (e) if the Gross Asset Value of any asset has been determined or adjusted pursuant to subsection (a), (b) or (c) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing gains or losses from the disposition of such asset.

         "Healtheon Member" shall have the meaning set forth in the preamble to this Agreement.

         "Healtheon Representatives" shall have the meaning set forth in Section 4.2(a) hereof.

         "Healtheon/WebMD" shall mean Healtheon/WebMD Corporation, a Delaware corporation.


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

         "Indemnitee" shall have the meaning set forth in Section 4.6(a) hereof.

         "Initial Capital Contribution" shall have the meaning set forth in
Section 3.1(a) hereof.

         "Interest" shall mean, as to each Member, such Member's rights to participate in the income, gains, losses, deductions and credits of the Company, together with all other rights and obligations of such Member in the capital of the Company under this Agreement.

         "International Territory" shall mean the entire world, excluding the United States of America and Japan.

         "Internet" shall mean a decentralized worldwide network of computer networks.

         "Lien" shall mean a mortgage, lien, pledge, security interest or other encumbrance.

         "Liquidation" shall mean the process of winding up and terminating the Company after its Dissolution.

         "Losses" shall have the meaning set forth in Section 3.6(a) hereof.

         "Master Strategic Alliance Agreement" shall mean the Master Strategic Alliance Agreement dated as of December 6, 1999, by and among Affiliates of the Members.

         "Member" shall mean the News Member, the Healtheon Member and any permitted transferee of an Interest or portion thereof who becomes a Member in accordance with Article VIII. The News Member and the Healtheon Member (together with such transferees) may be collectively referred to herein as the "Members."

         "Member Nonrecourse Debt" shall mean liabilities of the Company treated as "partner nonrecourse debt" under Section 1.704-2(b)(4) of the Treasury Regulations.

         "Member Nonrecourse Deductions" shall mean any losses, deductions or Code Section 705(a)(2)(b) expenditures characterized as "partner nonrecourse deductions under Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Treasury Regulations.

         "Member Nonrecourse Debt Minimum Gain" shall mean an amount of gain characterized as "partner nonrecourse debt minimum gain" under Treasury Regulations Sections 1.704-2(i)(2) and 1.704-2(i)(3).

         "News Corporation" shall mean The News Corporation Limited, a South Australia corporation.

         "News Member" shall have the meaning set forth in the preamble to this Agreement.

         "News Representatives" shall have the meaning set forth in Section 4.2(a) hereof.


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


         "Non-Defaulting Member " shall have the meaning set forth in Section 3.3(b) hereof.

         "Nonrecourse Deductions" in any year shall mean the Company deductions that are characterized as "nonrecourse deductions" under Sections 1.704-2(b)(1) and 1.704-2(c) of the Treasury Regulations.

         "Non-Standard Television Services" shall mean audiovisual programming delivered by any means of transmission, whether now existing or developed in the future (including all forms of fixed-line or wireless, narrowband or broadband, transmission), other than (a) audio visual programming which is made available to viewers free-of-charge (e.g. free-to-air UHF or VHF television), even if retransmitted via cable or any other means of retransmission for which a facilities fee is charged, and (b) home-video distribution.

         "Operating Company" shall have the meaning set forth in Section 2.4 hereof.

         "Percentage Interest" shall mean, with respect to each Member, such Member's proportionate share of the total Interests in the Company, expressed as a percentage, as set forth in Section 3.2 hereof and as may be adjusted from time to time pursuant to this Agreement.

         "Person" shall mean an individual or a corporation, limited liability company, joint venture, partnership, trust, unincorporated association, governmental authority or other entity.

         "Prime Rate" shall mean a rate of interest equal to the rate per annum announced from time to time by Citibank, N.A. at its principal office as its prime rate (which rate shall change when and as such announced prime rate changes) but in no event more than the maximum rate of interest permitted to be collected from time to time under applicable usury laws.

         "Prime Time" shall mean between the hours of 6:00 p.m. and 12 a.m.

         "Profits" shall have the meaning set forth in Section 3.6(a) hereof.

         "Regulatory Allocations" shall have the meaning set forth in subparagraph 3.6(c)(viii) hereof.

         "Representatives" shall have the meaning set forth in Section 4.2(a) hereof.

         "Scheduled Contracts" shall mean the contracts set forth on Schedule
10.2 hereto.

         "Softbank" shall mean Softbank Corp., a Japanese corporation.

         "Star" shall mean Eastrise Profits Limited, an international business company incorporated under the laws of the British Virgin Islands.

         "Super Majority Vote" shall mean a vote of the Representatives of 100% of the Percentage Interests; provided, however, that if one or more additional Members is admitted to the Company pursuant to Section 8.4, "Super Majority Vote" shall mean a vote of 66 2/3% of the Percentage Interests.

         "Tax Matters Member" shall mean the "tax matters partner," as that term is defined in Section 6231(a)(7) of the Code.

         "Transfer" shall mean a sale, exchange, assignment, transfer or other disposition of all or any part of an Interest (whether voluntary, involuntary or by operation of law).

         "Transferee" shall mean a Person to whom an Interest is Transferred in compliance with this Agreement.

         "Transferor" shall mean a Person who Transfers all or part of an Interest in compliance with this Agreement.

         "Treasury Regulations" shall mean the income tax regulations (including temporary and proposed) promulgated under the Code.


                                   ARTICLE II
                                    FORMATION

         2.1 Formation. The Company was formed as a limited liability company pursuant to the Act by the filing on January 14, 2000 of the Certificate with the Secretary of State of the State of Delaware.

         2.2 Name. The business of the Company shall be conducted under the name WEBMD INTERNATIONAL LLC or such other or additional name or names and variations thereof as the Members may from time to time determine. The Chief Executive Officer of the Company ("the CEO") shall file, or cause to be filed, any fictitious name certificate and similar filings, and any amendments thereto, as may be directed by the Board from time to time.

         2.3      Office and Agent.

                  (a) The initial registered office of the Company in Delaware will be at 1013 Centre Road, Wilmington, Delaware 19805-1297, and its initial registered agent will be Corporation Service Company. The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent in Delaware.

                  (b) The initial principal office of the Company will be at 1300 North Market Street, Suite 404, Wilmington, DE 19801. The Company may maintain any other offices at any other places that the Members deem advisable.

         2.4 Purposes. The purposes of the Company shall be (a) to own and operate Non-Standard Television Services and Internet services in the International Territory devoted exclusively to health and fitness content, consisting of audio-visual programming, data and information (the "Business") through either one or more subsidiaries or operating divisions of the Company, formed either wholly by the Company (or Members or Affiliates thereof) or with third parties or entities that are not subsidiaries of the Company, (each an "Operating Company"), (b) to acquire, own, hold, sell or otherwise dispose of interests in the assets used to conduct the Business, (c) to make and perform all contracts and engage in all activities and transactions and to do any and all things necessary or advisable to carry out the foregoing purposes, and (d) to otherwise engage in any lawful activity incidental thereto for which limited liability companies may be organized under the Act. The Members acknowledge that for regulatory, tax or other reasons it may be necessary or advisable to form Operating Companies with the same ownership structure and, where applicable, governing documents as the Company to conduct the Business in various portions of the International Territory. The Members may cause the Company to immediately form two wholly-owned Delaware limited liability companies which shall serve as holding companies for the Operating Companies engaged in Non-Standard Television Services and Internet services respectively.

         2.5 Powers. The Company shall have all the powers granted to a limited liability company under the Act, as well as all powers necessary or convenient to achieve its purposes and to further its business.

         2.6 Ownership of Property. Legal title to all assets, rights and property, whether real, personal or mixed, owned by the Company (collectively, the "Company Property") shall be acquired, held and conveyed only in the name of the Company.

         2.7 Qualification in Other Jurisdictions. The Members shall cause the Company to be qualified or registered under applicable laws of any jurisdiction in which the Company transacts business and shall be authorized to execute, deliver and file any certificates and documents necessary to effect such qualifications or registrations including, without limitation, the appointment of agents or service of process in such jurisdictions.


                                   ARTICLE III
                                     CAPITAL

         3.1      Initial Capital Contributions.

                  (a) Contemporaneously with the execution of this Agreement, each Member will contribute or cause to be contributed to the Company (an "Initial Capital Contribution") the assets set forth opposite its name in
Schedule 3.1. The Healtheon Member shall procure and contribute to the Company a trademark license agreement, substantially in the form annexed as Exhibit C to the Master Strategic Alliance Agreement. The amount of any contribution as specified in Schedule 3.1 will be credited to the applicable Member's Capital Account and such amount will be deemed to be the amount of such Member's Initial Capital Contribution.

                  (b) If, at any time prior to the payment in full by the News Member of the amount set forth on Schedule 3.1 hereto (the "News Funding Commitment"), the CEO determines based on the then-Current Annual Budget and Business Plan that the Company requires funds for the continued operation or growth of the Company, the CEO shall cause the Company to request (a "News Capital Call") that the News Member contribute to the Company such amounts as the Company may direct on no less than five Business Days Notice to the News Member, and the News

Member shall be obligated to timely comply with such request. In no event shall the News Member be required to contribute more than the News Funding Commitment pursuant to this Section 3.1 (b).

                  (c) The initial Capital Accounts of the Members shall be equal to the value of their initial Capital Contributions as set forth on
Schedule 3.1. At the time the News Member satisfies the News Funding Commitment, the Capital Accounts of the Members shall reflect the equality of the Members' Capital Contributions.

         3.2      Percentage Interests. Subject to adjustment pursuant to
Section 3.3 hereof, the Percentage Interest of each Member shall initially be as follows:

                           Healtheon Member:  50%
                           News Member:       50%

The Percentage Interest of a Member may be adjusted from time to time pursuant to Section 3.3 hereof.

         3.3      Additional Capital Contributions.

                  (a) If, at any time after the News Member has fully satisfied the News Funding Commitment, the CEO determines based on the then-current Annual Budget and Business Plan that the Company requires funds for the continued operation or growth of the Company, the CEO shall cause the Company to request (a "Capital Call") that the Members contribute to the Company such amounts as the Company may direct on no less than five Business Days' prior notice to the Members. The notice (the "Additional Capital Notice") shall specify the amount of funds to be provided by each Member (each, an "Additional Capital Contribution"), the date on which funds are to be provided (the "Contribution Date"), and the account of the Company to which such funds are to be transmitted. All Additional Capital Contributions to be made by the Members shall be in amounts that are in proportion to their respective Percentage Interests, determined, in each case, as of the date of the Capital Call. Unless otherwise agreed by the Members, all Additional Capital Contributions shall be in cash or immediately available funds. No Additional Capital Contribution shall be required to be paid by the Members unless (i) the need for additional capital is specifically provided for in the then currently approved Annual Budget or
(ii) the Members approve the payment of such Additional Capital Contribution in accordance with Section 4.4 hereof.

                  (b) Within five (5) days after receipt of an Additional Capital Notice, each Member shall notify the Company whether it intends to contribute its respective share of the Additional Capital Contribution referred to in the Additional Capital Notice. If any Member (the "Defaulting Member") fails to contribute timely all or any portion of any Additional Capital Contribution that it is obligated to make pursuant to Section 3.3(a), the other Member (the "Non-Defaulting Member") may, at its option, at any time following the date of default, and prior to the date such default is cured, exercise on five (5) days notice to the Defaulting Member any on of the following remedies and the Defaulting Member shall not be permitted to vote with respect to the election of any of the following remedies by the Non-Defaulting Member:

                           (i)      take such action, including court
proceedings, as the Non-Defaulting Member may deem appropriate to obtain payment by the Defaulting Member of the Defaulting Member's Additional Capital Contribution that is in default, together with interest thereon from the date that the Additional Capital Contribution was due until the date that is it made, all at the cost and expense of the Defaulting Member; and

                           (ii)     advance all or any portion of the Additional
Capital Contribution required of the Defaulting Member as an Additional Contribution of the Non-Defaulting Member and cause the Percentage Interests to be recalculated in accordance with Section 3.4 of this Agreement;

                           (iii)    make a payment to the Company in an amount
equal to the Additional Capital Contribution that is in default with the effect that such payment shall constitute a loan (a "Default Loan") to the Defaulting Member by the Non-Defaulting Member, any such Default Loan to bear interest at the rate of 5% over the Prime Rate on the date nearest the date of the advance, which rate shall be adjusted annually based on changes to the Prime Rate on the anniversary of such Default Loan if such advance remains outstanding. For so long as any Default Loan remains unpaid, all distributions from the Company that otherwise would be made to the Defaulting Member (whether before or after the Dissolution of the Company) instead shall be paid to the Non-Defaulting Member until the Default Loan and all interest accrued thereon have been paid in full to the Non-Defaulting Member. Payments in respect of any Default Loan will be applied in the order that such Default Loan was made, and all payments will be applied first to accrued but unpaid interest and then to reduce the outstanding principal amount of such Default Loan. A Default Loan shall become automatically immediately due and payable by the Defaulting Member, and shall constitute a general obligation of the Defaulting Member upon the Dissolution of the Company or a Put of the News Member's Interest to Healtheon/WebMD. Any Default Loan shall be prepayable in whole or in part at any time without penalty.

                  (c) Except as set forth in this Section 3.3, no Member shall have any obligation to make Additional Capital Contributions to the Company.

         3.4 Dilution. If a Non-Defaulting Member (i) pays all or any portion of the Additional Capital Contribution due from a Defaulting Member and
(ii) properly elects the remedy set forth in Section 3.3(b)(ii), then as of the Contribution Date the interest of the Non-Defaulting Member will be increased such that the Percentage Interest of the Non-Defaulting Member equals the percentage obtained by dividing (i) the sum of (x) the aggregate Additional Capital Contribution (including the Contribution paid in respect of the amount due from the Defaulting Partner) made by the Non-Defaulting Member, plus (y) the product of the pre-dilution Fair Market Value of the Company and the Percentage Interest of the Non-Defaulting Member (prior to adjustments under this sentence), by (ii) the sum of (x) the aggregate Additional Capital Contribution paid by the Non-Defaulting Member, including the Contribution paid in respect of the amount due from the Defaulting Partner, and the Defaulting Member, plus (y) the pre-dilution Fair Market Value of the Company. The Percentage Interest of the Defaulting Member will be reduced by the amount of the increase in the Percentage Interest of the Non-Defaulting Member.

         3.5      Capital Accounts.

                  (a) A separate capital account (each, a "Capital Account") shall be maintained for each Member. Such Member's initial Capital Account shall be as set forth in Sections 3.1(a) and 3.1(b) hereof. Subject to the provisions of subsections (b), (c) and (d) of this Section 3.5, the Capital Account of each Member shall be (i) increased by (A) the amount of cash and the Gross Asset Value of any property contributed to the Company by such Member (net of liabilities secured by the property or to which the property is subject), and
(B) Profits and any other items of income and gain allocated to such Member pursuant to Section 3.6 hereof, and (ii) decreased by (A) the amount of cash and the Gross Asset Value of any property distributed to such Member (net of liabilities secured by the property or to which the property is subject) and (B) the Losses and any other items of deduction and loss allocated to such Member pursuant to Section 3.6, and otherwise maintained in accordance with Treasury Regulations in order for the allocation of Profits and Losses pursuant to
Section 3.6., and

                  (b) For purposes of this Section 3.5, an assumption of a Member's unsecured liability by the Company shall be treated as a distribution of money to that Member. An assumption of the Company's unsecured liability by a Member shall be treated as a cash contribution to the Company by that Member.

                  (c) In the event a contribution of money or other property is made to the Company other than a contribution made ratably by all existing Members, then the Capital Accounts for the Members shall be adjusted for the hypothetical "book" gain or loss that would have been realized by the Company if all Company assets had been sold for their Gross Asset Values in a cash sale, and shall be in proportion to the Percentage Interests of the Members. If a determination of the Fair Market Value of the Company is made pursuant to Section 3.4 in connection with any Additional Capital Contribution which would also be subject to this Section 3.5(c), the Gross Asset Value of the Company's assets shall be deemed to be equal to the Fair Market Value of the Company plus its liabilities as determined pursuant to Section 3.4 hereof.

                  (d) In the event that assets of the Company other than money are distributed to a Member in liquidation of the Company, or in the event that assets of the Company other than money are distributed to a Member in kind, in order to reflect unrealized gain or loss, Capital Accounts for the Members shall be adjusted for the hypothetical "book" gain or loss that would have been realized by the Company if the distributed assets had been sold for their Gross Asset Values in a cash sale. In the event of the liquidation of a Member's interest in the Company, in order to reflect unrealized gain or loss, Capital Accounts for the Members shall be adjusted for the hypothetical "book" gain or loss that would have been realized by the Company if all Company assets had been sold for their Gross Asset Values in a cash sale.

                  (e) The foregoing provisions of this Section 3.5 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 704(b) of the Treasury Regulations and will be interpreted and applied in a manner consistent with such Treasury Regulations and any amendment or successor provision thereto. The Members will cause appropriate modifications to be made if unanticipated events might otherwise cause this

Agreement not to comply with Section 704(b) of the Treasury Regulations, so long as such modifications do not cause a material change in the relative economic benefits of the Members under this Agreement.

                  (f) If all or any part of an Interest is transferred in accordance with this Agreement, the Capital Account of the transferor that is attributable to the transferred Interest will carry over to the transferee.

         3.6 Allocation of Items of Company Income, Gain, Loss, Deduction and Credit.

                  (a) For purposes of this Agreement, the terms "Profits" and "Losses" shall mean, for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss, as the case may be for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

                           (i)      any income of the Company that is exempt
from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this paragraph shall be added to such taxable income or loss;

                           (ii)     any expenditures of the Company described in
Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Section 1.704-l(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Profits or Losses pursuant to this Section shall be subtracted from such taxable income or loss;

                           (iii)    in the event the Gross Asset Value of any
Company asset is adjusted pursuant to subsection (b) or (c) of the definition thereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

                           (iv)     gain or loss resulting from the disposition
of any Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

                           (v)      in lieu of the depreciation, amortization,
and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition thereof;

                           (vi)     to the extent an adjustment to the adjusted
tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Section 1.704-l(b)(2)(iv)(m)(4) of the Treasury Regulations, to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's Interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

                           (vii)    notwithstanding any other provision of this
Section, any items which are specially allocated pursuant to Section 3.6(c) hereof shall not be taken into account in computing Profits and Losses.

                  (b) After giving effect to the special allocations set forth in Section 3.6(c):

                           (i)      All Company Profits shall be allocated to
the Members as follows:

                                    (A)     first, pro rata to the Members in
                                            proportion to and to the extent of
                                            Losses previously allocated to each
                                            Member pursuant to Section
                                            3.6(b)(ii)(B) hereof and not
                                            previously recouped pursuant to this
                                            Section 3.6(b)(i)(A); and

                                    (B)     thereafter, to the Members in
                                            accordance with their respective
                                            Percentage Interests.

                           (ii)     All Company Losses shall be allocated to the
Members as follows:

                                    (A)     first, pro rata to the Members in
                                            proportion to and to the extent of
                                            Profits previously allocated to such
                                            Members pursuant to Section
                                            3.6(b)(i)(B) hereof and not
                                            previously recouped pursuant to this
                                            Section 3.6(b)(ii)(A); and

                                    (B)     thereafter, to the Members in
                                            accordance with their respective
                                            Percentage Interests.

                  (c) Special Allocations. The following special allocations shall be made in the following order:

                           (i)      Minimum Gain Chargeback. Subject to the
exceptions set forth in Section 1.704-2(f) of the Treasury Regulations, if there is a net decrease in Company Minimum Gain during a Fiscal Year, each Member shall be specially allocated items of income and gain for Capital Account purposes for such year (and, if necessary, for subsequent years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain during such year (which share of such net decrease shall be determined under Section 1.704-2(g)(2) of the Treasury Regulations). It is intended that this Section 3.6(c)(i) shall constitute a "minimum gain chargeback" as provided by Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

                           (ii)     Member Nonrecourse Debt Minimum Gain
Chargeback. Subject to the exceptions contained in Section 1.704-2(i)(4) of the Treasury Regulations, if there is a net decrease in Member Nonrecourse Debt Minimum Gain during a Fiscal Year, any Member with a share of such Member Nonrecourse Debt Minimum Gain (determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations) as of the beginning of such year shall be specially allocated items of income and gain for Capital Account purposes for such year (and, if necessary, for subsequent years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain (which share of such net decrease shall be determined under Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Treasury Regulations). It is intended that this Section 3.6(c)(ii) shall constitute a "partner nonrecourse debt minimum gain chargeback" as provided by Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

                           (iii)    Nonrecourse Deductions. Any Nonrecourse
Deductions shall be allocated to the Members in the same manner as Net Losses are allocated pursuant to Section 3.6(b)(ii) hereof.

                           (iv)     Member Nonrecourse Deductions. Any Member
Nonrecourse Deductions shall be allocated to the Member that bears the Economic Risk of Loss for the Member Nonrecourse Debt to which such deductions relate as provided in Section 1.704-2(i)(1) of the Treasury Regulations. If more than one Member bears the Economic Risk of Loss, such deduction shall be allocated between or among such Members in accordance with the ratios in which such Members share such risk of loss.

                           (v)      Qualified Income Offset. In the event any
Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-l(b)(2)(ii)(d)(4) of the Treasury Regulations, 1.704-l(b)(2)(ii)(d)(5), or 1.704-l(b)(2)(ii)(d)(6) (modified as appropriate, by
Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5)), items of Company income and gain for Capital Account purposes for such Fiscal Year shall be specially allocated to the Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, any Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 3.6(c)(v) shall be made if and only to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article III have been tentatively made as if this Section 3.6(c)(v) were not in the Agreement.

                           (vi)     Certain Section 754 Adjustment. To the
extent any adjustment to the adjusted tax basis of any Company asset pursuant to
Section 732(d), Section 734(b) or Section 743(b) of the Code is required, pursuant to Section 1.704-1 (b)(2)(iv)(m) of the Treasury Regulations, to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company as determined under Section 1.704-1(b)(3) of the Treasury Regulations in the event Section 1.704-1(b)(2)(iv)(m)(2) of the Treasury Regulations applies, or to the Member to whom such distribution was made in the event Section 1.704-l(b)(2)(iv)(m)(4) of the Treasury Regulations applies.

                           (vii)    Limit on Loss Allocations. Notwithstanding
the provisions of Section 3.6(b)(ii) hereof or any other provision of this Agreement to the contrary, net Losses (or items thereof) will not be allocated to a Member if such allocation would cause or increase a Member's Adjusted Capital Account Deficit and will be reallocated to the other Members in proportion to their Percentage Interests, subject to the limitations of this
Section 3.6(c)(vii).

                           (viii)   Curative Allocations. The allocations under
Section 3.6(c)(i) through (c)(vii) (such allocations, the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Agreement. Therefore, notwithstanding any other provision of this Agreement (other than the Regulatory Allocations), the Company shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all items were allocated pursuant to Section 3.6(b), as the case may be. In exercising its discretion under this Section 3.6(c)(viii), the Company shall take into account future Regulatory Allocations under Section 3.6(c)(i) through (c)(vii) that are likely to offset other Regulatory Allocations previously made.

         3.7      Distributions.

                  (a) No Member shall have the right to withdraw any amount from its Capital Account. No Member shall have the right to demand or to receive any distribution other than distributions of Available Cash pursuant to Section 3.7(b) hereof, without the approval of the Members. No Member shall have the right to receive a distribution of property other than cash from the Company, unless otherwise agreed by all the Members.

                  (b) The Company shall, from time to time, but not less often than quarterly, distribute Available Cash to the Members. Any such distributions shall be made in accordance with the Members' Percentage Interests. The Company shall repay principal and accrued interest on Default Loans (in the order of payment contemplated by Section 3.3(b)(iii) hereof) prior to making any cash distributions to the Members from Available Cash. Nothing set forth in this Section 3.7 paragraph shall impair the right of the Company, as provided in this Agreement, to establish reasonable cash reserves.

         3.8 Withholding. If required by the Code or by state or local law, the Company will withhold any required amount from distribution to a Member for payment to the appropriate taxing authority. Any amount so withheld from a Member will be treated as a distribution by the Company to such Member. Each Member will timely file any agreement that is required by any taxing authority in order to avoid any withholding obligation that would otherwise be imposed on the Company.

         3.9 Distribution Limitation. Notwithstanding any other provision of this Agreement, the Company will not make any distribution to the Members if, after such distribution, the liabilities of the Company (other than liabilities to Members on account of their Percentage Interests) would exceed the Fair Market Value of the Company's assets. With respect to any property subject to a liability for which the recourse of creditors is limited to the specific property, such property will be included in assets only to the extent the property's Fair Market Value exceeds its associated liability, and such liability will be excluded from the Company's liabilities.

         3.10 Company Funds. The funds of the Company shall be deposited in such bank accounts or invested in investments as shall be determined by the CEO. The Company's funds shall not be commingled with funds not belonging to the Company and shall be used only for the affairs or business of the Company. The CEO shall establish a cash management plan pursuant to which the funds of the Company will be managed.

         3.11 Capital Contribution. Each Member is liable to the Company for any Capital Contribution or distribution that has been wrongfully or erroneously returned or made to such Person in violation of the Act or this Agreement.


                                   ARTICLE IV
                                   MANAGEMENT

         4.1 Management of the Company's Business. Management of the business and affairs of the Company is reserved to, and vested in, the Members and no manager (as defined in the Act) will be elected by the Members unless this Agreement is appropriately amended. Each Member will cause the Company to be managed and operated with the intent to maximize the cash flow and long-term asset value of the Company. The Members will exercise their management control by vote. No Member has the authority to act on behalf of the Company unless authorized by a vote. Notwithstanding the foregoing, Persons dealing with the Company are entitled to rely conclusively on the power and authority of any Member. From time to time, on the request of a Member authorized to act in accordance with this Agreement, the Company will confirm to third parties that Persons dealing with the Company may rely on powers and authorities of such Member as set forth in this Agreement.

         4.2      Board.

                  (a) The Members hereby form a supervisory board (the "Board"), which shall be responsible for taking all action required under this Agreement to be taken by the Board. The Board shall consist of four representatives (the "Representatives"), two of whom shall be appointed by the Healtheon Member (the "Healtheon Representatives"), and two of whom shall be appointed by the News Member (the "News Representatives"). Each Member agrees to notify the other of the initial Representatives appointed by it.

                  (b) Each Member may at any time remove its Representative(s) and appoint substitute Representative(s) in their stead, by delivering written notice of such substitution to the other Member. Each Representative shall have the authority to act on behalf of and bind the Member which appointed such Representative with regard to matters relating to the Company. The presence or participation of Representatives representing Members owning a majority of the Percentage Interest then owned by all Members shall constitute a quorum for the taking of any action; provided, however, that at least one Representative appointed by each Member shall be present; and provided further, that all Members have received prior written notice of such meeting in accordance with the notice requirements adopted by the Board as provided in
Section 4.2(c). If at any meeting of the Board one Member has more Representatives present than the other, then at the beginning of the meeting the Representatives of the Member having two Representatives present shall select between themselves one of them to vote at the meeting such that neither Member shall have fewer voting Representatives at any Board Meeting. Except as otherwise provided in Section 4.4 or as otherwise provided in this Agreement, all actions required or permitted to be taken by the Board must be by the affirmative vote, at a meeting at which a quorum is present, of Representatives representing a majority of Percentage Interests then owned by all Members. Each Member shall have the right to bring additional representatives to any meeting of the Board; provided, however, a Member shall vote only through its appointed Representatives in connection with any matter discussed and voted on at any such meeting of the Board and shall vote its entire Percentage Interest together as a unit in connection with any matter discussed and voted on at any meeting of the Board. No Representative shall be entitled to compensation from the Company for serving in such capacity.

                  (c) The Board shall meet no less often than quarterly and shall establish meeting times, dates and places and requisite notice requirements and adopt rules or procedures consistent with the terms of this Agreement, which shall include rules and procedures for the dissemination of written information to the Members concerning the items to be acted upon at any regular or special meeting of the Board. Any Member may call a special meeting of the Board for any purpose by giving the other Member at least five (5) Business Days' notice thereof, except in the case of an emergency, in which case, such notice as is practicable shall be sufficient. The Board may meet by means of conference telephone call, and any Representative or non-voting representative may participate in any Board meeting by conference telephone call. Any action that may be taken at a meeting of the Board may be taken without a meeting by written consent of the number of Members needed to authorize the action; provided, that all Members are given notice of such written consent at least 15 Business Days prior to its effective date.

         4.3      Officers.

                  (a) The Board shall appoint the CEO, chief financial officer ("CFO"), and chief operating officer ("COO") each of whom shall have such duties and responsibilities as the Board may determine from time to time. The CEO will have the authority to select such other officers (other than a CFO and COO) as may be necessary or desirable to carry out the day-to-day management of the Company Business, such day-to-day management to be subject to the approval of the Members.

                  (b) Each of the News Member and the Healtheon Member will have the right, in its sole discretion, to cause the Company to terminate the employment of any officer of the Company including the CEO, the CFO or the COO. In case of any such termination, the terminated officer will be required to leave his or her position within 24 hours after receiving a notice of termination.

                  (c) Appointment of a Person as an officer or agent of the Company will not, in itself, create any contract rights. The officers of the Company, acting in their capacities as such, will be agents acting on behalf of the Company as principal.

         4.4 Actions Requiring a Super Majority Vote. In addition to those actions described elsewhere in this Agreement as requiring a Super Majority Vote of the Members, the following actions or decisions by the Company or any Operating Company may be made only following a Super Majority Vote of the Members:

                  (a)      entry into areas of business other than the Business;

                  (b) any amendment of this Agreement, including changing the Company's name, or any other organizational document of the Company or any Person directly or indirectly Controlled by the Company or in which the Company has an interest directly or indirectly entitling it to vote on such amendment;

                  (c) any action relating to the merger, sale, consolidation, reorganization, Dissolution, winding up, Liquidation or similar transaction involving all or substantially all of the Company or all or substantially all of its assets.;

                  (d) incurrence of any debt exceeding US $1,000,000 in the aggregate (excluding normal trade debt), or the issuance of any guarantee, or the creation of any Lien) unless provided for in the Annual Budget under which the Company is then operating;

                  (e) any transaction involving the Company, on the one hand, and a Member or an Affiliate of a Member, on the other, other than transactions involving less than US$500,000 in the aggregate which are entered into in the ordinary course of business on an arms-length basis and excluding the, Trademark Licence Agreements and Content Licence Agreements set forth in
Section 3.1;

                  (f) any decision to acquire an interest or participation in, or to acquire all or substantially all of the assets of, any other Person;

                  (g) appointment or removal of auditors of the Company, approval or adoption of accounting or tax principles applicable to the Company, and any change in the Fiscal Year of the Company;

                  (h) any decision to require Additional Capital Contributions to the Company, except Capital Calls made pursuant to Section 3.3 hereof;

                  (i) any decision to distribute cash or other assets of the Company, except any distribution made pursuant to Section 3.7 hereof;

                  (j) the admission of additional Members (except as provided in Section 8.1 or Section 8.4) or the grant by the Company of any right to acquire any interest in the Company or any stock or equity appreciation or similar right;

                  (k) cause the Company (i) to enter into any contract or agreement or series of related contracts or agreements (including any programming rights or content rights acquisition agreements), whether oral or written, obligating the Company to expend money or provide goods or services other than in the ordinary course of business or (ii) to obligate the Company in any other manner, unless in each case the amount involved is less than $100,000 or provided for in the Annual Budget;

                  (l) cause the Company to sell, transfer, lease or otherwise dispose of, or mortgage or pledge, either in a single transaction or a series of related transactions, any assets of the Company with a fair market value greater than $500,000 except as reflected in an Annual Budget and except for the sale of inventory or the grant of programming rights in the ordinary course of Business;

                  (m) settle any dispute or litigation or other proceeding, whether administrative or otherwise, which would have material adverse affect on the Company or any Member, or waive any claim in excess of $100,000 which the Company may have against another Person;

                  (n)      appointment or removal of the Tax Matters Member;

                  (o) any employment agreement providing for compensation of more than US$150,000 per annum or compensation on termination of employment other than in accordance with severance policies generally applicable to employees of the Company;

                  (p) the approval of each (or any-amendment to any previously approved) Business Plan and Annual Budget for the Company; if the Members are unable to approve an Annual Budget for the Company, then , until a new Annual Budget is approved, the budget for the Company for the immediately preceding Fiscal Year will remain in effect, adjusted (without duplication) to reflect the following increases or decreases: (i) the operation of escalation or de-escalation provisions in contracts in effect at the time of approval of the Annual Budget solely as a result of the passage of the time or due to operations or undertaking approved in the Annual Budget or the occurrence of events beyond the control of the Company, to the extent such contracts are still in effect;
(ii) elections made in any prior year under contracts contemplated by the budget for the prior year regardless of which party to such contracts makes such election; (iii) the effect of the existence of any multi-year contract entered into in accordance with a previous budget to the extent not fully reflected in the prior year's budget; (iv) increases or decreases in expenses attributable to the annualized effect of employee additions or reductions during the prior year contemplated by the budget for the prior year; (v) interest expense attributable to any loans; (vi) increase or decrease in overhead expenses in an amount equal to the total of overhead expenses reflected in the budget for the prior year (excluding non-recurring items) multiplied by the percentage increase or decrease in the U.S. Department of Labor Bureau of Labor Statistics Consumer Price Index for all Urban Consumers ("CPI-U") or a successor index for the prior Fiscal Year (but in no event will such change be more than 10% of the corresponding items in the prior budget); and (vii) decreases in expenses attributable to non-recurring items reflecting in the prior year's budget;

                  (q) subject to Section 8.1 hereof, approve the Transfer of any Interest including a repurchase of any Interest by the Company;

                  (r) engaging in any non-budgeted transaction which, when added to all other non-budgeted transactions during the same Fiscal Year, would cause the aggregate amount of non-budgeted transactions for such Fiscal Year to exceed US$1,000,000; or

                  (s) any agreement by the Company to take any of the foregoing actions.

         4.5 Budgets and Business Plan. The Board will require the appropriate officers and employees of the Company to prepare and present to the Members an Annual Budget and Business Plan for the Company at least 90 days in advance of the beginning of the applicable Fiscal Year. Each Annual Budget shall include an income statement prepared on an accrual basis which shall show in reasonable detail the revenues and expenses projected for the Company's operations for the forthcoming Fiscal Year and a cash flow statement which shall show in reasonable detail the receipts and disbursements projected for the Company's operations for the forthcoming Fiscal Year, the amount of any corresponding cash deficiency or surplus, contemplated borrowings under credit facilities and the required Additional Capital Contributions, if any. Each Business Plan shall cover a two year period commencing with the Fiscal Year covered by the Annual Budget and the succeeding Fiscal Years. The business plan shall set forth in reasonable detail (i) the Company's capital needs, goals, and procedures for personnel, technical, financial, administrative and marketing activities for the Company's next two (2) succeeding Fiscal Years, (ii) certain financial performance goals, including, without limitation, with respect to revenues, profits, return on net assets, and return on equity and (iii) the Company's priorities with regard to country specific implementation of the Company's expansion goals. Such Annual Budget and Business Plan shall be prepared on a basis consistent with the Companies audited financial statements and GAAP. Each successor Annual Budget and Business Plan shall be at least as detailed as such initial Annual Budget and Business Plan. If the total annual expenditures set forth in the proposed Annual Budget and proposed Business Plan are approved by the Board pursuant to Section 4.4 hereof, then such Annual Budget or Business Plan, as the case maybe, shall for all purposes of this Agreement constitute the Annual Budget or Business Plan and shall supersede any previously approved Annual Budget or Business Plan.

         4.6      Indemnification.

                  (a) No Member or Representative (including the Tax Matters Member) (each an "Indemnitee") shall be liable, in damages or otherwise, to the Company or any Member for any act or omission performed or omitted to be performed by it or him pursuant to the authority granted by this Agreement, except if such act or omission results from such Person's own bad faith, fraud, gross negligence, willful breach of this Agreement, or willful or wanton misconduct. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Indemnitee from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including reasonable attorneys' fees and disbursements), judgments, fines, settlements, and other amounts ("Damages") arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Company, regardless of whether an Indemnitee continues to be a Member, or a Representative or an officer, director, shareholder, member or partner of such Member or Representative, at the time any such liability or expense is paid or incurred, if (i) the Indemnitee acted in good faith and in a manner it or he reasonably believed to be in, or not opposed to, the interests of the Company, and, with respect to any criminal proceeding, had no reason to believe this conduct was unlawful, and (ii) the Indemnitee's conduct did not constitute bad faith, fraud, gross negligence, willful breach of this Agreement or wilful or wanton misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified in (i) or (ii) above.

                  (b) Notwithstanding anything contained in this Section 4.6, the Company shall not indemnify and hold harmless any Indemnitee if a judgment or other final adjudication adverse to such Indemnitee establishes: (i) that such Indemnitee's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (ii) that such Indemnitee personally gained financial profit or other advantage to which he was not legally entitled.

                  (c) Expenses (including reasonable attorneys' fees and disbursements) incurred in defending any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, hereof, shall be paid by the Company in advance of the final disposition of such claim, demand, action, suit or proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined, by a court of competent jurisdiction from which no further appeal may be taken or the time for any appeal has lapsed (or otherwise, as the case may be) that the Indemnitee is not entitled to be indemnified by the Company as authorized hereunder.

                  (d) The indemnification provided by this Section 4.6 shall be in addition to any other rights to which each Indemnitee may be entitled under any agreement or vote of the Members, as a matter of law or otherwise, both (i) as to action in the Indemnitee's capacity as a Member or Representative, or as an officer, director, shareholder, member, or partner of a Member or Representative, and (ii) as to action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitee.

                  (e) The Company may purchase and maintain insurance on behalf of one or more Indemnitees and other Persons against any liability which may be asserted against, or expense which may be incurred by, any such Person in connection with the Company's activities, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

                  (f) Any indemnification hereunder shall be satisfied only out of the assets of the Company, and the Members and the Representatives shall not be subject to personal liability by reason of these indemnification provisions.

                  (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 4.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

                  (h) To the same extent that the Company will indemnify and advance expenses to a Member or Representative, the Company may indemnify and advance expenses to any officer, employee or agent of the Company.

                                    ARTICLE V
                              LIABILITY OF A MEMBER

         5.1 Limited Liability. Except as otherwise provided in the Act, the debts, obligations and liabilities of the Company (whether arising in contract, tort or otherwise) will be solely the debts, obligations and liabilities of the Company, and no Member of the Company (including any Person who formerly held such status) is liable or will be obligated personally for any such debt, obligation or liability of the Company solely by reason of such status. No individual trustee, officer, director, employee or agent of any Member will have any personal liability for the performance of any obligation of such Member under this Agreement.

         5.2 Capital Contribution. Each Member is liable to the Company for any Capital Contribution or distribution that has been wrongfully or erroneously returned or made to such Person in violation of the Act, the Certificate or this Agreement.

         5.3 Reliance. Any Member will be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements by (a) any of the Company's other Members, employees or committees or (b) any other Person who has been selected with reasonable care as to matters such Member reasonably believes are within such other Person's professional or expert competence. Matters as to which such reliance may be made include the value and amount of assets, liabilities, Profits and Losses of the Company, as well as other facts pertinent to the existence and amount of assets from which distributions to Members might properly be made.

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

                  As of the date hereof, each of the Members hereby makes to the other Member each of the representations and warranties set forth in this
Article VI, and such warranties and representations shall survive the execution of this Agreement.

         6.1 Due Incorporation; Authorization. Such Member is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Member has the requisite power and authority to execute and deliver this Agreement and each other agreement to which it is to be a party as contemplated hereby and to perform its obligations hereunder and thereunder and the execution, delivery and performance of this Agreement and each such other agreement has been duly authorized by all necessary corporate or limited liability company action. This Agreement constitutes the legal, valid and binding obligation of such Member.

         6.2 No Conflict. Neither the execution, delivery and performance of this Agreement nor the consummation by such Member of the transactions contemplated hereby will (a) conflict with, violate or result in a breach of any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to such Member, (b) conflict with, violate, result in a breach of or constitute a default under any of the terms, conditions or provisions of the articles of incorporation or bylaws or similar constituent documents of such Member or of any material agreement or instrument to which such Member is a party or by which such Member is or may be bound or to which any of its material properties or assets is subject, (c) conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any indenture, mortgage, lease agreement or instrument to which such Member is a party or by which such Member is or may be bound, or (d) result in the creation or imposition of any lien upon any of the material properties or assets of such Member, the effect of which could reasonably be expected to materially impair such Members' ability to perform its obligations under this Agreement.

         6.3 No Conflict; No Default. There are no actions, suits, proceedings or investigations pending or to the knowledge of such Member, threatened against or affecting such Member or any of its properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit, or proceeding, which if adversely determined could) reasonably be expected to materially impair such Member's ability to perform its obligations under this Agreement.

         6.4 Unregistered Interests. Such Member (a) acknowledges that the Interests are being acquired without registration under the Securities Act of 1933, as amended, or under similar provisions of state law, (b) represents and warrants to the Company and the other Member that it is acquiring the Interest for its own account, for investment and with no view to the distribution of the Interest, and (c) agrees not to transfer or attempt to transfer such Interest in the absence of registration under that Act and any applicable state securities laws or an available exemption from such registration.

                                   ARTICLE VII
                      BOOKS AND RECORDS; REPORTS TO MEMBERS

         7.1      Books and Records.

                  (a) The following books and records of the Company shall be kept at its principal office:

                           (i)      a current list of the full name and last
known business, residence or mailing address of each Member;

                           (ii)     originals of the Certificate, of this
Agreement, and any amendments thereto (and any signed powers of attorney pursuant to which any such document was executed);

                           (iii)    a copy of the Company's federal, state and
local income tax returns and reports and annual financial statements of the Company, for the five most recent years; and

                           (iv)     minutes, or minutes of action or written
consent, of every meeting of the Members and the Board.

At the Company's expense, there will also be kept at the Company's principal office separate books of accounts for the Business, which will be a true and accurate record of all costs and expenses incurred, all credits made and received and all income derived in connection with the operation of the Business in accordance with GAAP.

                  (b) Each of the Members or its duly authorized representatives shall have the right, upon reasonable notice, at its own expense, to examine and inspect, during normal business hours and for any lawful purpose related to the affairs of the Company or the investment in the Company by such Member, any of the books of account, and business records of the Company, and to copy any such books of account and business records of the Company. The Company's books of account and business records shall be filed and preserved for a period of at least five years or such longer period as required by law.

         7.2 Financial Reports. The Members will require the appropriate officers and employees of the Company to prepare and deliver or cause to be delivered to each Member, no later than forty-five (45) days after the close of each of the first three quarters of the Company's Fiscal Year, and sixty (60) days after the end of each such Fiscal Year, an audited financial report of the business and operations of the Company prepared in accordance with GAAP, relating to such period, which report shall include a balance sheet as of the end of such period, a statement of income (loss) and Members' Capital Account and cash flows (including sources and uses of funds) for the period then ended, and in each case a comparison of the period then ended with the corresponding period in the Fiscal Year immediately preceding such periods, which, in the case of the report furnished after the close of the Fiscal Year, shall be audited by the Company's independent certified public accountants. In addition, the quarterly financial statements shall be accompanied by an analysis, in reasonable detail, of the variance between the Company's operating results and the corresponding amounts in the then current Annual Budget. The quarterly financial reports may in each case be subject to normal year-end adjustments. In addition to the foregoing financial statements, the financial report furnished after the close of each Fiscal Year shall also include a statement of cash flows, and allocations to the Members of the Company's taxable income, gains, losses, deductions and credits. The Company will initially engage Ernst & Young LLP as its independent certified public accountants and thereafter such other accounting firm as the Members shall determine. The Company shall bear the cost of each annual audit and the cost of any other services furnished to the Company by its independent certified public accountants as provided herein.

         7.3      Tax Returns and Information.

                  (a) The Healtheon Member is hereby designated "Tax Matters Member" for the Company and shall be so designated in each Federal information return filed on behalf of the Company. The Tax Matters Member shall not be liable to the Company or any Member for any act or omission taken or suffered by it in such capacity in good faith and in the belief that such act or omission is in or is not opposed to the best interests of the Company; provided, however, that such act or omission is not in violation of this Agreement and does not constitute gross negligence, fraud or a willful violation of law. Within five Business Days of receipt, each Member shall give to each other Member written notice of receipt from any taxing authority of any notification of an audit or investigation of the Company.

                  (b) The Tax Matters Member shall cause income and other required Federal, state and local tax returns for the Company to be prepared. The Tax Matters Member shall make or maintain in effect an election under
Section 754 of the Code to adjust the basis of Company Property under Sections 734 and 743 of the Code for taxable years ending subsequent to the Effective Date upon the request of any Member. The Tax Matters Member shall make such other elections as it shall deem to be in the best interests of the Company and the Members. The cost of preparation of such returns by outside preparers, if any, shall be borne by the Company.

                  (c) The Tax Matters Member shall cause to be provided to each Member no later than December 31 of each year information concerning the Company's projected taxable income or loss and each class of income, gain, loss, deduction or credit which is relevant to reporting a Member's share of Company income, gain, loss, deduction or credit for purposes of Federal or state income tax. Information required for the preparation of a Member's income tax returns shall be furnished to the Members as soon as possible after the close of the Company's Fiscal Year.


                                  ARTICLE VIII
                       TRANSFERS, ADMISSIONS, WITHDRAWALS

         8.1 Transfer. No Member shall Transfer any Interest owned by it except for (a) Transfers to an Affiliate of the Transferor at the time, provided that the Transferee remains an Affiliate of the Transferor immediately after the Transfer; (b) pledges or grants of a security interest to secure loans to the Company; or (c) Transfers made in compliance with Section 8.3 hereof, if applicable. Any Transfer of an Interest other than as specifically permitted by this Section 8.1 shall be void and of no effect. It is agreed that if the Fair Market Value of any Partner's Interest equals twenty-five percent (25%) or more of the Fair Market Value of such Partner's total assets determined on the date any proposed Transfer of any equity interest in such Partner is to be consummated, any Transfer of any equity interest in such Member shall constitute a Transfer hereunder. The Partners shall be responsible to cause the owners of their respective equity interests to enter into agreements as may be necessary to enable such Partner to ensure compliance with this provision.

         8.2      Corporate Conversion.

                  (a) Upon the execution of this Agreement, it is the express intention and understanding of the existing Members and those Persons who became Members at the time of the execution of this Agreement that upon the occurrence of certain events the Company shall be converted into a corporation in the manner set forth herein by the action of the Board and without the necessity of any action or any investment decision on the part of any Member.

                  (b) Upon the determination by the Super Majority Vote of the Board, the Board shall cause a Corporate Conversion, and in connection therewith cause the conversion of the Interests into the capital stock of any resulting corporation having relative rights, limitations, preferences and other terms consistent with the Interests so converted.

                  (c) The Members shall have no appraisal rights pursuant to the Act or applicable law or otherwise in connection with a Corporate Conversion or any other transaction authorized under this Agreement.

                  (d) In connection with the consummation of a Corporate Conversion, the Board shall have the authority to merge, consolidate or reorganize one or more of the subsidiaries with one or more other subsidiaries or other entities wholly-owned directly or indirectly by the Company or the surviving corporation in the Corporate Conversion.

                  (e) The Board is specifically authorized to take any and all further action, and to execute, deliver and file any and all additional agreements, documents or instruments, as it may determine to be necessary or appropriate in order to effectuate the provisions of this Section 8.2 and each Member hereby agrees to execute, deliver and file any such agreements, documents or instruments or to take such action as may be reasonably requested by the Board for the purpose of effectuating the provisions of this Section 8.2.

         8.3      Put Right.

                  (a)      Put Effective Date. In the event that as of the fifth
(5th) anniversary of the Effective Date, neither the Company nor any subsidiary of the Company has initiated a public offering of its securities in the United States or within any other foreign jurisdiction (the "Put Effective Date"), the News Member shall have the right to exchange its Interest in the Company for shares of Common Stock of Healtheon/WebMD Corporation upon the terms set forth herein.

                  (b) Put Right. On or within ninety (90) days of the Put Effective Date, the News Member shall have the right to require the Healtheon Member to purchase from the News Member all, but not less than all, of the News Member's Interests in the Company for two million shares of Common Stock (the "Put Right"). The parties shall structure the Transfer of Interests pursuant to this Section as a transaction which qualifies as a tax-free reorganization under
Section 368 of the Code.

                  (c) Exercise of Put Right. The exercise of the Put Right shall be effected by written notice from the News Member to the Healtheon Member in accordance with the notice provisions set forth herein (the "Put Right Notice"), which Put Right Notice must be received by the Healtheon Member on or prior to the ninetieth (90th) day after the Put Effective Date (the "Put Right Termination Date"). In the event that the Healtheon Member does not receive a Put Right Notice on or prior to the Put Right Termination Date, the Put Right granted hereunder shall immediately terminate and be of no further force or effect.

                  (d) Exchange of Securities. The closing of the purchase and sale pursuant to this Section 8.3 shall be held at the principal place of business of the Company or at such other mutually acceptable place on a mutually acceptable date no later than ten (10) days after the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR") or the completion of any other applicable regulatory proceedings (the "Put Right Closing Date"). The News Member and the Healtheon Member agree to cooperate with each other in filing all necessary notices and related materials to comply with the provisions of HSR or other regulatory requirements, if applicable. On the Put Right Closing Date, the News Member shall assign to the Healtheon Member, or its designees, the Interests of the News Member in the Company, and shall execute such documents and instruments as may be necessary to effectuate the sale of the Interests free and clear of all Liens. The News Member shall represent and warrant in writing that it is the record and beneficial owner and holder of the Interests which it is selling, free and clear of all Liens (other than pledges or security interests that secure indebtedness of the Company), and that it has full right, power and authority to convey such Interests to the Healtheon Member.

         8.4      Issuance of Additional Interests.

                  (a) Following the date of this Agreement, the Healtheon Member shall have the right to cause the Company to issue additional Interests, to up to a maximum of three (3) Persons, not to exceed thirty-three and one-third percent (33 1/3%) of the Percentage Interests in the aggregate, if (and only if) (i) each such proposed issuance is pursuant to a bona fide written offer from a prospective purchaser that is not an Affiliate of the Healtheon Member (ii) each such prospective purchaser and the terms of its investment is reasonably acceptable to the News Member and (iii) each such prospective purchaser agrees to purchase at least ten percent (10%) of the Percentage Interests. Under no circumstances shall the News Member be under any obligation to consent to the issuance of additional Interests to any Person that News Corporation considers to be one of its competitors; provided, however, that the News Member hereby acknowledges and agrees that Softbank is an acceptable prospective purchaser in the event the Company elects to issue additional Interests to Softbank.

                  (b)      Upon the admission of a new Member pursuant to this
Section 8.4, the Members agree to amend to this Agreement to allow for such admission and to provide the new Member with Voting rights proportionate to its Percentage Interest.

                  (c)      Upon the admission of a new Member pursuant to this
Section 8.4, the Healtheon Member and the News Member shall enter into a separate agreement whereby they shall agree to vote together on all matters to come before the Members pursuant to Sections 4.4 and 9.3 hereof, and to mutually vote against any matter on which they cannot agree to so vote.

         8.5 Admission as a Member. No Transferee of any Interests from a Member shall be admitted to the Company as a Member unless the Transfer shall have been made in accordance with this Agreement and the Transferee shall have executed an instrument satisfactory to the non-Transferring Member, whereby such Transferee agrees to abide by the terms and conditions of this Agreement and become a Member of the Company.

         8.6 No Right to Withdraw. No Member shall have any right to resign or otherwise withdraw from the Company prior to the dissolution and winding up of the Company, without the express written consent of the other Member.


                                   ARTICLE IX
                           DISSOLUTION AND LIQUIDATION

         9.1 Dissolution. Dissolution of the Company will occur upon the happening of any of the following events:

                  (a) the sale or other disposition of all or substantially all of the Company's assets;

                  (b)      the affirmative Super Majority Vote of the Members;
or

                  (c) the entry of a decree of judicial dissolution under the Act.

         9.2 Exclusive Means of Dissolution. The exclusive means by which the Company may be dissolved are set forth in Section 9.1. The Company will not be dissolved upon the death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or upon the occurrence of any other event which terminates the continued membership of any Member in the Company.

         9.3 Liquidation. Upon Dissolution of the Company, the Company will immediately proceed to wind up its affairs and liquidate pursuant to this
Section 9.3. Following dissolution, the Board shall appoint a Person to serve as liquidating trustee and thus be charged with the duty to wind up the affairs of the Company and distribute its assets as provided herein. A reasonable time will be allowed for the orderly Liquidation of the Company and the discharge of liabilities to creditors so as to enable the Company to minimize any losses attendant upon Liquidation. Any gain or loss on disposition of any Company assets in Liquidation will be allocated to Members in accordance with the provisions of Section 3.6. Any liquidating trustee is entitled to reasonable compensation for services actually performed, as approved by the Board, and may contract for such assistance in the liquidating process as such Person deems necessary or desirable. Until the filing of a certificate of cancellation under
Section 9.9, and without affecting the liability of the Members and without imposing liability on the liquidating trustee, the liquidating trustee may settle and close the Company's business, prosecute and defend suits, dispose of its property, discharge or make provision for its liabilities, and make distributions in accordance with the priorities set forth in this Article.

         9.4 Priority of Payment. If the Company is dissolved the assets of the Company will be distributed in Liquidation in the following order:

                  (a) First, to creditors by the payment or provision for payment of the debts and liabilities of the Company (other than any loans or advances that may have been made by any Member or Affiliate) and the expenses of Liquidation;

                  (b) Second, to the setting up of any reserves that are reasonably necessary for any contingent, conditional or unmatured liabilities or obligations of the Company;

                  (c) Third, to the repayment of any loans or advances to the Company that may have been made by any Member or any Affiliate of a Member (according to the relative priority of repayment of such loans or advances and proportionally among loans or advances of equal priority if the amount available for repayment is insufficient for payment in full); and

                  (d) Fourth, to the Members in proportion to the positive balances in their respective Capital Accounts after such Capital Accounts have been adjusted for all allocations of Profits and Losses and items thereof for the Fiscal Year during which such liquidation occurs.

         9.5 Liquidating Distributions. If the Company is dissolved, the liquidating distributions due to the Members will be made by selling the assets of the Company and distributing the net proceeds. Notwithstanding the preceding sentence, but only upon the affirmative Super Majority Vote of the Members, the liquidating distributions may be made by distributing the assets of the Company in kind to the Members in proportion to the amounts distributable to them pursuant to Section 9.4, valuing such assets at their Fair Market Value (net of liabilities secured by such property that the Member takes subject to or assumes) on the date of distribution. Each Member agrees to save and hold harmless the other Members from such Member's proportionate share of any and all such liabilities which are taken subject to or assumed. Appropriate and customary prorations and adjustments will be made incident to any distribution in kind. The Members will look solely to the assets of the Company for the return of their Capital Contributions, and if the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return such contributions, they will have no recourse against any other Member. The Members acknowledge that Section 9.4 may establish distribution priorities different from those set forth in the provisions of the Act applicable to distributions upon Liquidation, and the Members agree that they intend, to that extent, to vary those provisions by this Agreement.

         9.6 No Restoration Obligation. Nothing contained in this Agreement imposes on any Member an obligation to make an Additional Capital Contribution in order to restore a deficit Capital Account upon Liquidation of the Company; provided, however, that if, at any time the Company is Liquidated pursuant to this Article 9, any portion of the News Funding Commitment remains unpaid, such unpaid portion shall, at the time of such Liquidation, become immediately due and payable by the News Member.

         9.7 Timing. Final distributions in Liquidation will be made by the end of the Company's Fiscal Year in which such actual Liquidation occurs (or, if later, within 90 days after such event) in the manner required to comply with the Section 704(b) of the Treasury Regulations. Payments or distributions in Liquidation may be made to a liquidating trust established by the Company for the benefit of those entitled to payments under Section 9.4, in any manner consistent with this Agreement and Section 704(b) of the Treasury Regulations.

         9.8 Liquidating Reports. A report will be submitted with each liquidating distribution to Members made pursuant to Section 9.5, showing the collections, disbursements and distributions during the period which is subsequent to any previous report. A final report, showing cumulative collections, disbursements and distributions, will be submitted upon completion of the Liquidation.

         9.9 Certificate of Cancellation. Upon Dissolution of the Company and the completion of the winding up of its business, the Company will file a certificate of cancellation (to cancel the Certificate of Formation) with the Delaware Secretary of State pursuant to the Act. At such time, the Company will also file an application for withdrawal of its certificate of authority in any jurisdiction where it is then qualified to do business. A certificate of cancellation will also be filed at any time when there are no Members.

                                    ARTICLE X
                              ADDITIONAL AGREEMENTS

         10.1 Provision of Services. In connection with the formation of the Company, (i) each of the News Member and the Healtheon Member shall enter into a Management Services Agreement substantially in the forms annexed hereto as Exhibits A and B, respectively, (ii) Star and the News Member shall enter into a Media Services Agreement substantially in the form annexed as Exhibit G to the Master Strategic Alliance Agreement, and (iii) the News Member shall procure a trademark license agreement, substantially in the form annexed hereto as Exhibit C and a content license agreement, substantially in the form annexed hereto as Exhibit D.

         10.2 SCHEDULED CONTRACTS. The parties hereto agree to the following with respect to the Scheduled Contracts:

                  (a) The Healtheon Member agrees to use its commercially reasonable efforts to obtain all of the necessary approvals to assign all of the rights, benefits and obligations of the Healtheon/WebMD Corporation and its Affiliates in and to the Scheduled Contracts with respect to the Territory to the Company as soon as practicable following the date hereof. Any cost or expenses associated with assigning such rights, benefits and obligations under the Scheduled Contracts to the Company shall be paid by the Company. In the event that the Healtheon Member obtains such approvals, the Healtheon Member and the Company hereby agree to execute and deliver such documents as may be necessary or desirable to effect the assignment by the Healtheon Member all of such rights, benefits and obligations in and to the Scheduled Contracts (except as provided herein) to the Company and for the Company to assume all of such rights, benefits and obligations.

                  (b) In the event that the Healtheon Member is prohibited from assigning any Scheduled Contract to the Company or is otherwise unable to effectuate such assignment in a commercially reasonable manner, the parties agree as follows:

                           (i)      Within the time period specified in the
Scheduled Contracts which is applicable to the exercise of the Healtheon Member's rights pertaining to a Development Opportunity (or if no time period is specified, within the thirty (30) day period following the

Healtheon Member's notice to the Company hereunder) the Healtheon Member and the Company agree to engage in good faith discussions and negotiations to determine whether the Company wants to bear the cost of and receive the benefits from such Development Opportunity (the "Company Election").

                           (ii)     In the event that the Company does not make
the Company Election, the parties agree that the Healtheon Member shall have the right exploit the Development Opportunity and to receive all the benefits therefrom.

                           (iii)    At any time thereafter, the Company shall
have the right to make the Company Election; provided, however, that prior to receiving any benefit or payments relating to such Development Opportunity, the Company shall be required to pay to the Healtheon Member an amount equal to (A) the Healtheon Member's (or its Affiliate's as the case may be) net operating losses arising from its exploitation of such Development Opportunity, after deducting from any benefits or payments derived from the exploitation thereof, all of the development, personnel and related costs and expenses associated with the exploitation of such Development Opportunity incurred by the Healtheon Member or its Affiliates prior to the date the Company Election is made (the "Prior Development Period") plus interest accrued thereon at an annual rate equal to the prime rate as published in the Wall Street Journal on the date of such Company Election and (B) all of the development, personnel and related costs and expenses associated with the exploitation of such Development Opportunity incurred by the Healtheon Member or its Affiliates from and after the Prior Development Period.


         (c) In the event that the Healtheon Member has completed the assignment of a Scheduled Contract to the Company the parties agree as follows:

                  (i) The Company agrees to notify the Healtheon Member with respect to any Development Opportunity that the Company decides not to exploit, at which time the Healtheon Member shall have the right to exploit such Development Opportunity. The Company agrees to provide the notice to the Healtheon Member as soon as possible following its decision not to exploit a Development Opportunity and such notice shall be provided prior to the expiration of any applicable time period specified in the relevant Scheduled Contract to preserve the Healtheon Member" ability to exploit such Development Opportunity and to exercise its rights hereunder.

                  (ii) With respect to each Development Opportunity rejected by the Company, the Healtheon Member shall have the right to exploit at its cost such Development Opportunity and to receive all the benefits therefrom unless and until such time that the Company makes a Company Election, at which time the provisions of Section 10.2(b)(iv) above shall govern.

                  (iii) The parties hereto agree that to the extent the Healtheon Member engages in the exploitation of a Development Opportunity pursuant to this Section 10.2(c), that with respect to such Development Opportunity, the Company shall grant to the Healtheon Member and its Affiliates all of the rights necessary to exploit such Development Opportunity and the Healtheon Member agrees to assume the corresponding obligations under such Scheduled Contract unless and until such time that the Company makes a Company Election, at which time, the Healtheon Member shall have no further rights or obligations under such Scheduled Contract with respect to such Development Opportunity.

                  (d) For purposes of his Section 10.2, the term "Development Opportunity" shall mean any right or opportunity available to the Healtheon Member (or the Company or its Affiliates if such Scheduled Contract is assigned to the Company) under the Scheduled Contract to develop Web Sites, portal channels or otherwise exploit or derive the economic or business opportunities set forth therein within the Territory.


                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 Waiver of Partition. Except as may be otherwise provided by law in connection with the winding-up, Liquidation and Dissolution of the Company, each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company Property.

         11.2 Modification; Waivers. This Agreement may be modified or amended only with the written consent of each Member. Except as otherwise specifically provided herein, no Member shall be released from its obligations hereunder without the written consent of the other Member. The observance of any terms of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party or parties entitled to enforce such term, but any such waiver shall be effective only if in a writing signed by the party or parties against which such waiver is to be asserted. Except as otherwise specifically provided herein, no delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

         11.3 Entire Agreement. This Agreement and the documents expressly referred to herein, and all related documents, each as amended, constitute the entire agreement among the Members with respect to the subject matter hereof and supersede any prior agreement or understanding between or among the Members with respect to such subject matter.

         11.4 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement or the application of such provision to other Persons or circumstances shall not be affected thereby; provided, however, that the parties shall negotiate in good faith with respect to an equitable modification of the provision or application thereof held to be invalid.

         11.5 Notices. All notices, requests, demands, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the date delivered by hand or on the third Business Day after such notice is mailed by registered or certified mail, postage prepaid, and, pending the designation by written notice of another address, addressed as follows:

                  If to the News Member:

                           c/o News America Incorporated
                           1211 Avenue of the Americas
                           New York, New York 10036
                           Attention: Arthur M. Siskind. Esq.
                           Telephone:  (212) 852-7007
                           Telecopier: (212) 768-2029

                  With a copy to:

                           Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                           551 Fifth Avenue
                           New York, New York 10176
                           Attention: Joel I. Papernik, Esq.
                           Telephone:  (212) 476-8364
                           Telecopier: (212) 697-6686

                  If to the Healtheon Member:

                           Healtheon/WebMd Corporation
                           400 The Lenox Building
                           Atlanta, Georgia 30326, USA
                           Attention: Jeffrey T. Arnold
                                      Chief Executive Officer
                           Telephone:  (404) 479-7600
                           Telecopier: (404) 479-7651

                  With a copy to:

                           Alston & Bird LLP
                           One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424
                           Attention: Christopher D. Mangum, Esq.
                           Telephone:  (404) 881-7000
                           Telecopier: (404) 881-7777

         11.6 Successors and Assigns. Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the Members and their legal representatives, successors and permitted assigns.

         11.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

         11.8 Headings; Cross-references. The Article and Section headings in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

         11.9 Construction. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company. No one, including but not limited to the Members or any creditor of the Company or any of its Members, shall have any rights under this Agreement against any Affiliate of any Member.

         11.10 Property Rights; Confidentiality. All books, records and accounts maintained exclusively for the Company (including, without limitation, marketing reports and all other data whether stored on paper or in electronic or other form), and any contracts or agreements (including, without limitation, agreements for the purchase, lease or license of programming) entered into by or exclusively on behalf of the Company, shall at all times be the exclusive property of the Company. All property (real or personal or mixed) purchased with Company funds, and all moneys held or collected for or on behalf of the Company shall at all times be the exclusive property of the Company. Except as expressly agreed to by the Members, no Member shall, during the period such Member is a Member and for a period ending on the later of two (2) years after such Member has ceased to be a Member, disclose any confidential or proprietary information with respect to the Company to any Person, except (a) with the prior written consent of the other Member; (b) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event the party making such disclosure shall so notify the other Member as promptly as practicable (and, if possible, prior to making such disclosure) and shall seek confidential treatment of such information; (c) as part of its normal reporting or review procedure to its parent company, its auditors and its attorneys; provided, however, that such Member shall be liable for any breach by such parent company, auditors or attorneys of any provision of this Section 11.10;
(d) in connection with the enforcement of such Member's rights hereunder; (e) disclosures to an Affiliate of, or professional advisor to, such Member in connection with the performance by such Member of its obligations hereunder; provided, however, that such Member shall be liable for any breach by such Affiliate or professional advisor of any provision of this Section; and (f) to a prospective purchaser of all or a portion of such Member's Interest in connection with a sale in accordance with the terms of this Agreement; provided, however, that such Member shall be liable for any breach by such prospective purchaser of any provision of this Section; and (g) with respect to the Healtheon Partner, upon a Dissolution or Liquidation of the Partnership, to the extent necessary for the continued ongoing operation of the business of the Healtheon Partner and its Affiliates. Except as provided in the preceding sentence, no Member, nor any of its Affiliates, shall, during the periods referred to in such sentence, use any confidential or proprietary information with respect to the Company other than for the benefit of the Company. This
Section 11.10 hereof shall survive the termination of this Agreement, the Dissolution of the Company, the withdrawal of any Member and the transfer of the Interest of any Member.

         11.11 Further Actions. Each Member shall execute and deliver such other certificates, agreements and documents, and take such other actions, as may reasonably be required in connection with the formation and continuation of the Company and the achievement of its purposes.

         11.12 Governing Law; Forum. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any conflicts of laws rules. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in accordance with the Arbitration Rules of the American Arbitration Association. The Arbitration Tribunal shall consist of three arbitrators, of whom one shall be nominated by Healtheon Partner, one by News Partner, and the third, who shall serve as Chairman, shall be chosen by the two party-nominated arbitrators or, in the event that party-nominated arbitrators are unable to designate the third arbitrator, by the American Arbitration Association. The situs of the arbitration shall be Washington, D.C. The language of the arbitration shall be English. The award of the arbitrator shall be final and binding. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The Parties waive any right to appeal the arbitral award, to the extent a right to appeal may be lawfully waived. Each Party retains the right to seek judicial assistance: (a) to compel arbitration;
(b) to obtain interim measures of protection pending arbitration; and (c) to enforce any decision of the arbitrators, including the final arbitral award. The prevailing Party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses incurred in connection therewith.

         11.13 Expenses of the Parties. All expenses incurred by or on behalf of the parties hereto in connection with the authorization, preparation and consummation of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants employed by the parties hereto in connection with the authorization, preparation, execution and consummation of this Agreement shall be borne solely by the party who shall have incurred the same.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers or members hereunto duly authorized as of the date first written above.

                                            HW INTERNATIONAL HOLDINGS, INC.


                                            By: /s/
                                                --------------------------------
                                                  Name:  W. Michael Heekin
                                                  Title: Vice President



                                            IJV HOLDINGS, INC.


                                            By:
                                                --------------------------------
                                                  Name:  Lawrence A. Jacobs
                                                  Title: Sr. Vice President

         The undersigned, by executing this Agreement, hereby unconditionally guarantees the full and prompt payment and performance of all obligations of the Healtheon Member and their subsidiary set forth in this Agreement. This is a guaranty of payment and not of collection.

                                            HEALTHEON/WEBMD CORPORATION


                                            By:   /s/
                                                --------------------------------
                                                  Name:  W. Michael Heekin
                                                  Title: Exec. Vice President


         The undersigned, by executing this Agreement, hereby unconditionally guarantees the full and prompt payment and performance of all obligations of the News Member and their subsidiary set forth in this Agreement.
This is a guaranty of payment and not of collection.

                                            THE NEWS CORPORATION LIMITED


                                            By:   /s/
                                                --------------------------------
                                                  Name:  Arthur Siskind
                                                  Title: Director

                                LIST OF SCHEDULES


              Schedule

            Schedule 3.1                  Initial Capital Contributions

            Schedule 10.2
                                          Scheduled Contracts

                                  SCHEDULE 3.1

                          INITIAL CAPITAL CONTRIBUTIONS




Healtheon Member
                                    Healtheon Trademark License. The beginning capital account for the Healtheon Member shall be $100,000,000.



News Member
                                    (i) cash of $3,000,000 and (ii) an
                                    obligation to contribute an additional
                                    $97,000,000. The sum of (i) and (ii) shall equal $100,000,000.

                                    The beginning capital account for the News
                                    Member shall be $3,000,000.

                                  SCHEDULE 10.2

                               SCHEDULED CONTRACTS

AGREEMENT DATED AS OF MAY 19, 1999 BY AND AMONG HEALTHEON CORPORATION, WEBMD, INC. AND MICROSOFT CORPORATION.

DISTRIBUTION AND CROSS PROMOTION AGREEMENT DATED AS OF MAY 6, 1999, BY AND AMONG MICROSOFT CORPORATION, WEBTV NETWORKS, INC., MSNBC INTERACTIVE NEWS, LLC AND WEBMD, INC.

AGREEMENT DATED AS OF AUGUST 10, 1999 BY AND BETWEEN CNN INTERACTIVE, A DIVISION OF CABLE NEWS NETWORK LP, LLP AND WEBMD, INC.

AGREEMENT DATED AS OF MARCH 5, 1999 BY AND BETWEEN LYCOS, INC. AND WEBMD, INC.

CONTENT LICENSE AND CO-BRANDED AREA AGREEMENT DATED AS OF MAY 13, 1999 BY AND BETWEEN EXCITE, INC. AND WEBMD, INC.

                                    EXHIBIT A

                        FORM OF NEWS MANAGEMENT AGREEMENT

                                    EXHIBIT B

                     FORM OF HEALTHEON MANAGEMENT AGREEMENT

                                    EXHIBIT C

                    FORM OF HEALTH NETWORK TRADEMARK LICENSE

                                    EXHIBIT D

                     FORM OF HEALTH NETWORK CONTENT LICENSE